                                                                Exhibit 99.1
PACIFIC REAL ESTATE INVESTMENT TRUST
1010 El Camino Real, Suite 210, Menlo Park , CA 94025  (415) 327-7147
                                                  FAX  (415) 327-8516


June 4, 1997


Dear Shareholder:

Enclosed please find Pacific Real Estate Investment Trust's (PREIT) 10K for the period ending December 31, 1996.

Our previous shareholder correspondence has stated that if either a re-capitalization plan or merger agreement were not achievable on economic terms, the Trustees believe it would be in the best interest of PREIT shareholders to recommend an orderly liquidation of PREIT's assets and ultimately a distribution of the net proceeds to the shareholders. On April 9, 1997, we notified you that the proposed merger with Pan Pacific Development (U.S.) could not be consummated. Thus, at the regular meeting of the Board on April 11, 1997, the Trustees resolved to recommend to the shareholders an orderly liquidation of the balance of PREIT's assets and the distribution of the net proceeds to shareholders.

In our April 9th letter, we also stated that the Monterey Plaza Shopping Center and certain notes receivable would be sold to Pan Pacific Development (U.S.), a wholly owned subsidiary of Revenue Properties Company Limited, based in Toronto, Canada. On April 29, 1997, the sale of Monterey Plaza and the notes closed escrow.

As a result, PREIT now owns a forty percent (40%) interest in the King's Court Shopping Center in Los Gatos, a small parcel of land in Redding, and an obligation to purchase and develop 2.5 acres of land in San Pablo. The Trust plans to develop this property and to build 27,000 square feet of retail space, including a 9,000 square foot store for Kragen Auto Parts. PREIT must complete this project, so that this property can be sold. In addition, PREIT continues to hold title to the El Portal Shopping Center--which is in receivership. However, title should be transferred to the first mortgage holder, Nationwide Life Insurance Company, at the time the environmental issues are resolved.

PREIT is also currently in negotiations with two potential buyers for King's Court Shopping Center, and a prospective buyer is interested in the Redding pad, although no agreement on pricing has yet been reached in either instance.

Before we can officially proceed with the liquidation of the Trust's assets, we must obtain shareholder approval. PREIT's counsel is currently working on a special proxy statement which will be mailed to the shareholders. The purpose of this proxy will be, amongst other matters, to authorize the liquidation. This proxy statement is required so that all shareholders will have an opportunity to vote on this issue. This proxy will also inform shareholders of the date and time of PREIT's annual meeting, as well as any other pertinent issues regarding the Trust.

                                        Exhibit 99.1-1

We expect this proxy to be mailed in the next sixty days. In the meantime, please be assured that PREIT's management continues to do everything possible to reduce the operating expenses of the Trust including eliminating all trustee and investment advisory fees, as well as officers' salaries. At this time, the Trust's financial condition is stable and generating modest positive income.

PREIT will notify all shareholders as soon as the special proxy statement is available for mailing.

Sincerely,

Pacific Real Estate Investment Trust

/s/ Russell Collier                         /s/ Wilcox Patterson
------------------------------              -----------------------------
Russell Collier                             Wilcox Patterson
Advisor                                     President of the Board
                                             of Trustees

                                        Exhibit 99.1-2